CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33- 50273 and 333- 208411 of The Procter & Gamble Company on Form S-8 of our report dated June 4, 2026, relating to the financial statements and supplemental schedules of The Procter & Gamble Commercial Company Employees’ Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
June 4, 2026